Exhibit 4.35

EXECUTION VERSION

PAYING AGENCY AGREEMENT

DATED 19 MARCH 2012

LUXOTTICA GROUP S.p.A.

€500,000,000

3.625 per cent. Guaranteed Notes due 2019

unconditionally and irrevocably guaranteed by

LUXOTTICA U.S. HOLDINGS CORP.

and

LUXOTTICA S.r.l.

Italy

THIS AGREEMENT is dated 19 March 2012 and made AMONG:

(1)                                 LUXOTTICA GROUP S.p.A. (the Issuer);

(2)                                 LUXOTTICA U.S. HOLDINGS CORP. and LUXOTTICA S.r.l. (each a Guarantor and together the Guarantors);

(3)                                 BNP PARIBAS TRUST CORPORATION UK Ltd (the Trustee); and

(4)                                 BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH (the Principal Paying Agent).

WHEREAS:

(A)                               The Issuer has agreed to issue €500,000,000 3.625 per cent. Guaranteed Notes due 2019 (the Notes which expression shall include, unless the context otherwise requires, any further Notes issued pursuant to Condition 16 (Further Issues) and forming a single series with the Notes).

(B)                               The Notes are to be constituted by a Trust Deed (the Trust Deed) dated 19 March 2012 between the Issuer, the Guarantors and the Trustee.

(C)                               The Notes will be issued in bearer form in the denomination of €100,000 each and integral multiples of €1,000 in excess thereof up to and including €199,000 with interest coupons (Coupons) attached.

(D)                               The Notes will initially be represented by a temporary Global Note (the Temporary Global Note) in or substantially in the form set out in Part 1 of the First Schedule to the Trust Deed which will be exchanged in accordance with its terms for a permanent Global Note (the Permanent Global Note and, together with the Temporary Global Note, the Global Notes) in or substantially in the form set out in Part 2 of the First Schedule to the Trust Deed.

(E)                                The definitive Notes and Coupons will be in or substantially in the respective forms set out in Part 1 of the Second Schedule to the Trust Deed.  The Conditions of the Notes (the Conditions) will be in or substantially in the form set out in Part 2 of the Second Schedule to the Trust Deed.

(F)                                 Payments in respect of the Notes will be unconditionally and irrevocably guaranteed by the Guarantors on a joint and several basis.

NOW IT IS HEREBY AGREED as follows:

1.                                      INTERPRETATION

1.1                               Words and expressions defined in the Conditions and in the Trust Deed and not otherwise defined in this Agreement shall have the same meanings when used in this Agreement.

1.2                               References in this Agreement to principal and/or interest shall include any additional amounts payable pursuant to Condition 8 (Taxation) or any undertakings given in addition to, or in substitution for, Condition 8 (Taxation) pursuant to the Trust Deed.

2.                                      APPOINTMENT OF PAYING AGENTS

The Issuer and the Guarantors and, for the purposes of clause 7 only, the Trustee hereby appoints, on the terms and subject to the conditions of this Agreement, BNP Paribas Securities Services, Luxembourg Branch as Principal Paying Agent in respect of the Notes and the Principal Paying Agent hereby accepts such appointment.  In the event that Definitive Notes are issued pursuant to the terms of a Global Note and the Principal Paying Agent informs the Issuer that it is unable to perform its obligations under this Agreement, the Issuer shall appoint a successor Principal Paying Agent in accordance with clause 21 as may be necessary to perform such obligations.

3.                                      AUTHENTICATION AND DELIVERY OF NOTES

3.1                               The Issuer undertakes that the Permanent Global Note (duly executed on behalf of the Issuer and unauthenticated) will be available to be exchanged for interests in the Temporary Global Note in accordance with the terms of the Temporary Global Note.

3.2                               If a Global Note is to be exchanged in accordance with its terms for definitive Notes, the Issuer undertakes that it will deliver to, or to the order of, the Principal Paying Agent, as soon as reasonably practicable and in any event not later than 15 days before the relevant exchange is due to take place, definitive Notes (with Coupons attached) in an aggregate principal amount of €500,000,000 or such lesser amount as is the principal amount of Notes represented by the Global Note to be issued in exchange for the Global Note.  Each definitive Note so delivered shall be duly executed on behalf of the Issuer.

3.3                               The Issuer authorises and instructs the Principal Paying Agent to authenticate the Global Notes and any definitive Notes delivered pursuant to subclause 3.2.

3.4                               The Issuer authorises and instructs the Principal Paying Agent to cause interests in the Temporary Global Note to be exchanged for interests in the Permanent Global Note and interests in a Global Note to be exchanged for definitive Notes in accordance with their respective terms.  Following the exchange of the last interest in a Global Note, the Principal Paying Agent shall cause such Global Note to be cancelled and delivered to the Issuer or as it may direct.

3.5                               The Principal Paying Agent shall cause all Notes delivered to and held by it under this Agreement to be maintained in safe custody and shall ensure that interests in the Temporary Global Note are only exchanged for interests in the Permanent Global Note in accordance with the terms of the Temporary Global Note and this Agreement and that the definitive Notes are issued only in accordance with the terms of a Global Note, the Trust Deed and this Agreement.

3.6                               So long as any of the Notes is outstanding the Principal Paying Agent shall, within seven days of any request by the Issuer, any Guarantor or the Trustee certify to the Issuer or, as the case may be, the relevant Guarantor or the Trustee the number of definitive Notes held by it under this Agreement.

4.                                      PAYMENT TO THE PRINCIPAL PAYING AGENT

4.1                               The Issuer or, failing the Issuer, the Guarantors shall, not later than 10.00 a.m. (Milan time, Milan being the principal financial centre of Italy) on each date on which any payment of principal and/or interest in respect of any of the Notes becomes due, transfer to an account specified by the Principal Paying Agent such amount of euro as shall be sufficient for the purposes of the payment of principal and/or interest in immediately available, freely transferable, cleared funds.  Any payment in euro shall be settled through the TARGET2 System.

4.2                               The Issuer or, as the case may be, the Guarantors shall ensure that, not later than 10.00 a.m. (Luxembourg time) on the second Luxembourg Business Day immediately preceding the date on which any payment is to be made to the Principal Paying Agent pursuant to subclause 4.1, the Principal Paying Agent shall receive a copy of an irrevocable payment instruction by authenticated swift or fax to the bank through which the payment is to be made.  For the purposes of this subclause 4.2, Luxembourg Business Day means a day on which banks are open for business in Luxembourg.

4.3                               For the avoidance of doubt, the Principal Paying Agent shall have no obligation to make any payments unless and until it has been able to confirm receipt of funds from the Issuer or the Guarantors to its satisfaction.

5.                                      NOTIFICATION OF NON-PAYMENT BY THE ISSUER OR THE GUARANTORS

The Principal Paying Agent shall notify by fax each of the other Paying Agents and the Trustee forthwith:

(a)                                 if it has not received the confirmation referred to in subclause 4.2 by the time specified for its receipt, unless it is satisfied that it will receive the amount referred to in subclause 4.1; and

(b)                                 if it receives unconditionally the full amount of any sum due in respect of the Notes or Coupons after such date.

The Principal Paying Agent shall, at the expense of the Issuer or the Guarantors, forthwith upon receipt of any amount as described in subparagraph 5(b), cause notice of that receipt to be published under Condition 13 (Notices).

6.                                      DUTIES OF THE PAYING AGENTS

6.1                               Subject to the payments to the Principal Paying Agent provided for by clause 4 being duly made and subject to the provisions of clause 7, the Paying Agents shall act as paying agents of the Issuer and/or the Guarantors in respect of the Notes and pay or cause to be paid on behalf of the Issuer and/or the Guarantors, on and after each date on which any payment becomes due and payable, the amounts of principal and/or interest then payable on surrender or, in the case of a Global Note, endorsement, of Notes or Coupons under the Conditions and this Agreement.  If any payment provided for by clause 4 is made late but otherwise under the terms of this Agreement the Paying Agents shall nevertheless act as paying agents following receipt by them of payment.

6.2                               If default is made by the Issuer and the Guarantors in respect of any payment, unless and until the full amount of the payment has been made under the terms of this Agreement (except as to the time of making the same) or other arrangements satisfactory to the Principal Paying Agent have been made, neither the Principal Paying Agent nor any of the other Paying Agents shall be bound to act as paying agents.

6.3                               Without prejudice to subclauses 6.1 and 6.2, if the Principal Paying Agent pays any amounts to the holders of Notes or Coupons or to any other Paying Agent at a time when it has not received payment in full in respect of the Notes in accordance with subclause 4.1 (the excess of the amounts so paid over the amounts so received being the Shortfall), the Issuer (failing which the Guarantors) will:

(a)                                 pay the amounts due under subclause 4.1; and

(b)                                 pay to the Principal Paying Agent on demand interest (at a rate which represents the Principal Paying Agent’s cost of funding the Shortfall) on the Shortfall (or the unreimbursed portion thereof) until the receipt in full by the Principal Paying Agent of the Shortfall, provided however that any payment made under subclause 6.3(a) shall satisfy pro tanto the obligations of the Issuer or (as the case may be) the Guarantors under clause 4.1.

6.4                               Whilst any Notes are represented by a Global Note, all payments due in respect of the Notes shall be made to, or to the order of, the holder of the Global Note, subject to and in accordance with the provisions of the Global Note.  On the occasion of each payment, the Paying Agent to which the Global Note was presented for the purpose of making the payment shall cause the appropriate Schedule to the relevant Global Note to be annotated so as to evidence the amounts and dates of the payments of principal and/or interest as applicable.

6.5                               If on presentation of a Note or Coupon the amount payable in respect of the Note or Coupon is not paid in full (otherwise than as a result of withholding or deduction for or on account of any Taxes as permitted by the Conditions) the Paying Agent to whom the Note or Coupon is presented shall procure that the Note or Coupon is enfaced with a memorandum of the amount paid and the date of payment.

7.                                      TRUSTEE’S REQUIREMENTS REGARDING PAYING AGENTS

At any time after an Event of Default or a Potential Event of Default shall have occurred or the Trustee shall have received any money which it proposes to pay under clause 10 of the Trust Deed to the Noteholders and/or Couponholders, the Trustee may:

(a)                                 by notice in writing to the Issuer, the Guarantors, the Principal Paying Agent and the other Paying Agents require the Principal Paying Agent and the other Paying Agents pursuant to this Agreement:

(i)                                     to act thereafter as Principal Paying Agent and Paying Agents respectively of the Trustee in relation to payments to be made by or on behalf of the Trustee under the provisions of the Trust Deed mutatis mutandis on the terms provided in this Agreement (save that the Trustee’s liability under any provision hereof for the indemnification, remuneration and payment of out of pocket expenses of the Paying Agents shall be limited to the amounts for the time being held by the Trustee on the trusts of the Trust Deed in relation to the Notes and available for such purpose) and thereafter to hold all Notes and Coupons and all sums, documents and records held by them in respect of Notes and Coupons on behalf of the Trustee; or

(ii)                                  to deliver up all Notes and Coupons and all sums, documents and records held by them in respect of Notes and Coupons to the Trustee or as the Trustee shall direct in such notice provided that such notice shall be deemed not to apply to any documents or records which the relative Paying Agent is obliged not to release by any law or regulation; and/or

(b)                                 by notice in writing to the Issuer and the Guarantors require each of them to make all subsequent payments in respect of the Notes and the Coupons to or to the order of the Trustee and not to the Principal Paying Agent.

8.                                      REIMBURSEMENT OF THE PAYING AGENTS

The Principal Paying Agent shall charge the account referred to in clause 4 for all payments made by it under this Agreement and will credit or transfer to the respective accounts of the other Paying Agents the amount of all payments made by them under the Conditions immediately upon notification from them, subject in each case to any applicable laws or regulations.

9.                                      NOTICE OF ANY WITHHOLDING OR DEDUCTION

If the Issuer or any Guarantor is, in respect of any payment in respect of the Notes, compelled to withhold or deduct any amount for or on account of any Taxes as contemplated by Condition 8 (Taxation) or any undertaking given in addition to or in substitution for Condition 8 (Taxation) pursuant to the Trust Deed, the Issuer or, as the case may be, the relevant Guarantor shall give notice to the Principal Paying Agent and the Trustee as soon as reasonably practicable after becoming aware of the requirement to make the withholding or deduction and shall give to the Principal Paying Agent and the Trustee such information as they shall require to enable each of them to comply with the requirement.

10.                               DUTIES OF THE PRINCIPAL PAYING AGENT IN CONNECTION WITH OPTIONAL REDEMPTION AND REDEMPTION FOR TAXATION REASONS

10.1                        If the Issuer decides to redeem all the Notes for the time being outstanding under Condition 7.2 (Redemption for Taxation Reasons), it shall give notice of the decision to the Principal Paying Agent and the Trustee in accordance with the Conditions.

10.2                        If any Noteholder elects to exercise its option under Condition 7.3 (Redemption at the option of the Holders) to obtain prepayment of any Note before its stated maturity, the Principal Paying Agent shall, against surrender of any Note in definitive form, cause to be issued to the holder of the Note a non-transferable receipt evidencing its surrender under the Conditions.

11.                               PUBLICATION OF NOTICES

On behalf of and at the request and expense of the Issuer or the Guarantors, the Principal Paying Agent shall cause to be published all notices required to be given by the Issuer and/or the Guarantors under the Conditions.

12.                               CANCELLATION OF NOTES AND COUPONS

12.1                        All Notes which are surrendered in connection with redemption, (together with all unmatured Coupons attached to or delivered with the Notes) and all Coupons which are paid shall be cancelled by the Paying Agent to which they are surrendered.  Each of the Paying Agents shall give to the Principal Paying Agent details of all payments made by it and shall deliver all cancelled Notes and Coupons to the Principal Paying Agent (or as the Principal Paying Agent may specify).  Where Notes are purchased by or on behalf of the Issuer, the Guarantors or any of the Issuer’s other Subsidiaries, the Issuer or, as the case may be, the Guarantors, shall immediately notify the Principal Paying Agent of the principal amount of those Notes it has purchased and may request that the Notes (together with all unmatured Coupons appertaining to those Notes) are promptly cancelled and delivered to the Principal Paying Agent or its authorised agent.

12.2                        The Principal Paying Agent or its authorised agent shall (unless otherwise instructed by the Issuer in writing and save as provided in subclause 14.1) destroy upon disposal authorisation from the ICSDs all cancelled Notes, and Coupons and furnish on demand the Issuer and the Guarantors with a certificate of destruction containing written particulars of the serial numbers of the Notes and the number by maturity date of Coupons so destroyed.

13.                               ISSUE OF REPLACEMENT NOTES AND COUPONS

13.1                        The Issuer shall cause a sufficient quantity of additional forms of Notes and Coupons to be available, upon reasonable request, to the Principal Paying Agent at its specified office for the purpose of issuing replacement Notes or Coupons as provided below.

13.2                        The Principal Paying Agent shall, subject to and in accordance with Condition 12 (Replacement of Notes and Coupons) and the following provisions of this clause, cause to be delivered any replacement Notes or Coupons which the Issuer may determine to issue in place of Notes or Coupons which have been lost, stolen, mutilated, defaced or destroyed.

13.3                        In the case of a mutilated or defaced Note, the Principal Paying Agent shall ensure that (unless otherwise covered by such indemnity as the Issuer may require) any replacement Note only has attached to it Coupons corresponding to those attached to the mutilated or defaced Note which is presented for replacement.

13.4                        The Principal Paying Agent shall obtain verification, in the case of an allegedly lost, stolen or destroyed Note or Coupon in respect of which the serial number is known, that the Note or Coupon has not previously been redeemed or paid.  The Principal Paying Agent shall not issue a replacement Note or Coupon unless and until the applicant has:

(a)                                 paid such expenses and costs as may be incurred in connection with the replacement;

(b)                                 furnished it with such evidence and indemnity as the Issuer or the Guarantors may reasonably require; and

(c)                                  in the case of a mutilated or defaced Note or Coupon, surrendered it to the Principal Paying Agent.

13.5                        The Principal Paying Agent shall cancel mutilated or defaced Notes or Coupons in respect of which replacement Notes or Coupons have been issued pursuant to this clause.  The Principal Paying Agent shall furnish the Issuer and the Guarantors with a certificate stating the serial numbers of the Notes or Coupons received by it and cancelled pursuant to this clause and shall, unless otherwise requested by the Issuer or the Guarantors, destroy all those Notes and Coupons and furnish the Issuer and the Guarantors with a destruction certificate containing the information specified in subclause 12.2.

13.6                        The Principal Paying Agent shall, on issuing any replacement Note or Coupon, forthwith inform the Issuer and the other Paying Agents of the serial number of the replacement Note or Coupon issued and (if known) of the serial number of the Note or Coupon in place of which the replacement Note or Coupon has been issued.  Whenever replacement Coupons are issued under this clause, the Principal Paying Agent shall also notify the other Paying Agents of the maturity dates of the lost, stolen, mutilated, defaced or destroyed Coupons and of the replacement Coupons issued.

13.7                        Whenever a Note or Coupon for which a replacement Note or Coupon has been issued and the serial number of which is known is presented to a Paying Agent for payment the relevant Paying Agent shall immediately send notice to the Issuer and (if it is not itself the Principal Paying Agent) the Principal Paying Agent.

14.                               RECORDS AND CERTIFICATES

14.1                        The Principal Paying Agent shall:

(a)                                 keep a full and complete record of all Notes and Coupons (other than serial numbers of Coupons) and of their redemption, purchase by or on behalf of the Issuer, the Guarantors or any of the Issuer’s other Subsidiaries, cancellation or payment (as the case may be) and of all replacement Notes or Coupons issued in substitution for lost, stolen, mutilated, defaced or destroyed Notes or Coupons and of the exchange of interests in the Temporary Global Note for interests in the Permanent Global Note and interests in a Global Note for definitive Notes (if any); and

(b)                                 in respect of the Coupons of each maturity, retain until the expiry of 10 years from the Relevant Date in respect of such Coupons either all paid Coupons of that maturity or a list of the serial numbers of Coupons of that maturity still remaining unpaid.  The Principal Paying Agent shall at all reasonable times make the records and Coupons (if any) available to the Issuer, the Guarantors and the Trustee; and

(c)                                  make such records available for inspection at all reasonable times by the Issuer, the Guarantors and the Trustee.

14.2                        The Principal Paying Agent shall give to the Issuer, the Guarantors and the Trustee, as soon as possible and in any event within three months after the date of redemption, purchase, payment or replacement of a Note or Coupon (as the case may be), a certificate stating:

(a)                                 the aggregate principal amount of Notes which have been redeemed and the aggregate amount in respect of Coupons which have been paid;

(b)                                 the serial numbers of those Notes in definitive form;

(c)                                  the total number of each denomination by maturity date of those Coupons;

(d)                                 the aggregate amount of interest paid (and the due dates of the payments) on each Global Note;

(e)                                  the aggregate principal amounts of Notes (if any) which have been purchased by or on behalf of the Issuer, the Guarantors or any of the Issuer’s other Subsidiaries and cancelled (subject to delivery of the Notes to the Principal Paying Agent) and the serial numbers of such Notes in definitive form and the total number of each denomination by maturity date of the Coupons attached to or surrendered with the purchased Notes;

(f)                                   the aggregate principal amounts of Notes and the aggregate amounts in respect of Coupons which have been surrendered and replaced and the serial numbers of those Notes in definitive form and the total number of each denomination by maturity date of the Coupons surrendered therewith; and

(g)                                  the total number of each denomination by maturity date of unmatured Coupons missing from Notes in definitive form which have been redeemed or surrendered and replaced and the serial numbers of the Notes in definitive form to which the missing unmatured Coupons appertained.

14.3                        The Principal Paying Agent shall only be required to comply with its obligations under this clause 14 in respect of Notes surrendered for cancellation following a purchase of the same by the Issuer, the Guarantors or by any of the Issuer’s other Subsidiaries to the extent that it has been informed by the Issuer of such purchases in accordance with clause 12.1 above.

15.                               COPIES OF THE TRUST DEED AND THIS AGREEMENT AVAILABLE FOR INSPECTION

The Paying Agents shall hold copies of the Trust Deed and this Agreement and any other documents expressed to be held by them in the prospectus dated 15 March 2012 issued by the Issuer in relation to the Notes, available for inspection.  For this purpose, the Issuer and the Guarantors shall furnish the Paying Agents with sufficient copies of each of the documents.  The Paying Agents will provide to the Issuer or the Guarantors information that is reasonably requested to enable the Issuer or the Guarantors (as the case may be) to meet their reporting requirements in a timely manner.

16.                               COMMISSIONS AND EXPENSES

16.1                        The Issuer or, failing the Issuer, the Guarantors shall pay to the Principal Paying Agent such commissions in respect of the services of the Paying Agents under this Agreement as shall be agreed between the Issuer, the Guarantors and the Principal Paying Agent.  Neither the Issuer nor the Guarantors shall be concerned with the apportionment of payment among the Paying Agents.

16.2                        The Issuer or, failing the Issuer, the Guarantors shall also pay to the Principal Paying Agent any documented and properly incurred out-of-pocket expenses (including legal, advertising, postage and fax expenses and any applicable value added tax and stamp, issue, documentary or equivalent taxes and duties thereon) properly incurred by the Principal Paying Agent in connection with its services under this Agreement and by any other Paying Agent under this Agreement.

17.                               INDEMNITY

17.1                        The Issuer or, failing the Issuer, the Guarantors undertakes to indemnify each of the Paying Agents against all losses, liabilities, costs, claims, actions, damages, expenses or demands which any of them incur or which may be made against any of them as a result of or in connection with the appointment of or the exercise of the powers and duties by any Paying Agent under this Agreement except as may result from its own default, gross negligence or bad faith or that of its directors, officers or employees or any of them, or material breach by it of the terms of this Agreement.

17.2                        Each Paying Agent shall severally indemnify the Issuer and the Guarantors against all losses, liabilities, costs, claims, actions, damages, expenses or demands which any of them incur as a direct result of the negligence, default or bad faith of such Paying Agent or of its officers, directors or employees.

17.3                        Notwithstanding any provision of this Agreement to the contrary, none of the Paying Agents shall be liable for any loss of profits, contracts or goodwill or any other consequential loss of any kind incurred by the Issuer or the Guarantors pursuant to this Agreement.

17.4                        The indemnities set out above shall survive any termination of this Agreement.

18.                               REPAYMENT BY PRINCIPAL PAYING AGENT

Sums paid by or by arrangement with the Issuer or the Guarantors to the Principal Paying Agent pursuant to the terms of this Agreement shall not be required to be repaid to the Issuer or the Guarantors unless and until any Note or Coupon becomes void under the provisions of Condition 9 (Prescription) but in that event the Principal Paying Agent shall forthwith repay to the Issuer or, if so directed by the Issuer, to the Guarantors sums equivalent to the amounts which would otherwise have been payable in respect of the relevant Note or Coupon.

19.                               CONDITIONS OF APPOINTMENT

19.1                        Save as provided in clause 7 and in subclause 19.3 of this clause, the Principal Paying Agent shall be entitled to deal with money paid to it by the Issuer or the Guarantors for the purposes of this Agreement in the same manner as other money paid to a banker by its customers and shall not be liable to account to the Issuer or the Guarantors for any interest or other amounts in respect of the money.  No money held by any Paying Agent need be segregated except as required by law.

19.2                        Save as provided in clause 7, in acting under this Agreement and in connection with the Notes and the Coupons the Paying Agents shall act solely as agents of the Issuer and the Guarantors and will not assume any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Notes or the Coupons.

19.3                        No Paying Agent shall exercise any right of set-off or lien against the Issuer, the Guarantors or any holders of Notes or Coupons in respect of any moneys payable to or by it under the terms of this Agreement.

19.4                        Except as otherwise permitted in the Conditions or as ordered by a court of competent jurisdiction or required by law or otherwise instructed by the Issuer or the Guarantors with the approval of the

Trustee, each of the Paying Agents shall be entitled to treat the holder of any Note or Coupon as the absolute owner for all purposes (whether or not the Note or Coupon shall be overdue and notwithstanding any notice of ownership or other writing on the Note or Coupon or any notice of previous loss or theft of the Note or Coupon).

19.5                        The Paying Agents shall be obliged to perform such duties and only such duties as are set out in this Agreement and the Notes and no implied duties or obligations shall be read into this Agreement or the Notes against the Paying Agents other than the duty to act honestly and in good faith and to exercise the diligence of a reasonably prudent agent in comparable circumstances.

19.6                        The Principal Paying Agent may consult with legal and other professional advisers and the opinion of the advisers shall be full and complete protection in respect of action taken, omitted or suffered under this Agreement in good faith and in accordance with the opinion of the advisers.  Failure to consult such adviser on any matter shall not in itself be construed as evidence of any Paying Agent not acting in good faith.

19.7                        Each of the Paying Agents shall be protected and shall incur no liability for or in respect of action taken, omitted or suffered in reliance upon any instruction, request or order from the Issuer or the Guarantors, the Trustee or any document which it reasonably believes to be genuine and to have been delivered by the proper party or parties or upon written instructions from the Issuer, the Guarantors or the Trustee.

19.8                        Any of the Paying Agents, their officers, directors or employees may become the owner of, or acquire any interest in, Notes or Coupons with the same rights that it or he would have if the Paying Agent concerned were not appointed under this Agreement, and may engage or be interested in any financial or other transaction with the Issuer, the Guarantors or the Trustee, and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or Coupons or other obligations of the Issuer or the Guarantors, as freely as if the Paying Agent were not appointed under this Agreement.

19.9                        The Principal Paying Agent shall not be under any obligation to take any action under this Agreement which it expects will result in any expense or liability accruing to it, the payment of which within a reasonable time is not, in its opinion, assured to it.

19.10                 The obligations of the Paying Agents hereunder shall be several and not joint.

20.                               COMMUNICATION WITH PAYING AGENTS

A copy of all communications relating to the subject matter of this Agreement between the Issuer, the Guarantors or the Trustee and any of the Paying Agents other than the Principal Paying Agent shall be sent to the Principal Paying Agent.

21.                               TERMINATION OF APPOINTMENT

21.1                        The Issuer and the Guarantors may, with the prior written approval of the Trustee (which shall not be unreasonably withheld or delayed), terminate the appointment of any Paying Agent at any time and/or appoint additional or other Paying Agents by giving to the Paying Agent whose appointment is concerned and, where appropriate, the Principal Paying Agent at least 90 days’ prior written notice to that effect provided that so long as any of the Notes is outstanding:

(a)                                 in the case of a Paying Agent, the notice shall not expire less than 45 days before any due date for the payment of interest; and

(b)                                 notice shall be given to Noteholders under Condition 13 (Notices) at least 30 days before the removal or appointment of a Paying Agent.

21.2                        Notwithstanding the provisions of subclause 21.1, if at any time a Paying Agent becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of an administrator, liquidator or administrative or other receiver of all or any substantial part of its property, or if an administrator, liquidator or administrative or other receiver of it or of all or a substantial part of its property is appointed, or it admits in writing its inability to pay or meet its debts as they may mature or suspends payment of its debts, or if an order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law or if a public officer takes charge or control of the Paying Agent or of its property or affairs for the purpose of rehabilitation, administration or liquidation, the Issuer and the Guarantors may with the prior written approval of the Trustee, not to be unreasonably withheld, forthwith without notice terminate the appointment of the Paying Agent, in which event notice shall be given to the Noteholders under Condition 13 (Notices) as soon as is practicable.

21.3                        The termination of the appointment of a Paying Agent under this Agreement shall not entitle the Paying Agent to any amount by way of compensation but shall be without prejudice to any amount then accrued due.

21.4                        All or any of the Paying Agents may resign their respective appointments under this Agreement at any time by giving to the Issuer, the Guarantors and, where appropriate, the Principal Paying Agent at least 90 days’ prior written notice to that effect provided that, so long as any of the Notes is outstanding, the notice shall not, in the case of a Paying Agent, expire less than 45 days before any due date for the payment of interest.  Following receipt of a notice of resignation from a Paying Agent, the Issuer or, failing the Issuer, the Guarantors shall promptly, and in any event not less than 30 days before the resignation takes effect, give notice to the Noteholders under Condition 13 (Notices).  If the Principal Paying Agent shall resign or be removed pursuant to subclauses 21.1 or 21.2 above or in accordance with this subclause 21.4, the Issuer and the Guarantors shall promptly and in any event within 30 days appoint a successor approved by the Trustee.  If the Issuer and the Guarantors fail to appoint a successor within such period, the Principal Paying Agent may select a leading bank approved by the Trustee to act as Principal Paying Agent hereunder and the Issuer and the Guarantors shall appoint that bank as the successor Principal Paying Agent.

21.5                        Notwithstanding the provisions of subclauses 21.1, 21.2 and 21.4, so long as any of the Notes is outstanding, the termination of the appointment of a Paying Agent (whether by the Issuer and the Guarantors or by the resignation of the Paying Agent) shall not be effective unless upon the expiry of the relevant notice there is:

(a)                                 a Principal Paying Agent; and

(b)                                 at least one Paying Agent (which may be the Principal Paying Agent) having its specified office in a European city which so long as the Notes are listed on the Luxembourg Stock Exchange, shall be Luxembourg;

(c)                                  a Paying Agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive; and

(d)                                 a Paying Agent in a jurisdiction within continental Europe, other than the jurisdiction in which the Issuer or either Guarantor is incorporated.

21.6                        Any successor Paying Agent shall execute and deliver to its predecessor, the Issuer, the Guarantors and, where appropriate, the Principal Paying Agent an instrument accepting the appointment under this Agreement, and the successor Paying Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of the predecessor with like effect as if originally named as a Paying Agent.

21.7                        If the appointment of a Paying Agent under this Agreement is terminated (whether by the Issuer and the Guarantors or by the resignation of the Paying Agent), the Paying Agent shall on the date on which the termination takes effect deliver to its successor Paying Agent (or, if none, the Principal Paying Agent) all Notes and Coupons surrendered to it but not yet destroyed and all records concerning the Notes and Coupons maintained by it (except such documents and records as it is obliged by law or regulation to retain or not to release) and pay to its successor Paying Agent (or, if none, to the Principal Paying Agent) the amounts (if any) held by it in respect of Notes or Coupons which have become due and payable but which have not been presented for payment, but shall have no other duties or responsibilities under this Agreement.

21.8                        If the Principal Paying Agent or any of the other Paying Agents shall change its specified office, it shall give to the Issuer, the Guarantors, the Trustee and, where appropriate, the Principal Paying Agent not less than 45 days’ prior written notice to that effect giving the address of the new specified office.  As soon as practicable thereafter and in any event at least 30 days before the change, the Principal Paying Agent shall give to the Noteholders on behalf of and at the expense of the Issuer or, failing the Issuer, the Guarantors notice of the change and the address of the new specified office under Condition 13 (Notices).

21.9                        A corporation into which any Paying Agent for the time being may be merged or converted or a corporation with which the Paying Agent may be consolidated or a corporation resulting from a merger, conversion or consolidation to which the Paying Agent shall be a party shall, to the extent permitted by applicable law, be the successor Paying Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement. Notice of any merger, conversion or consolidation shall forthwith be given to the Issuer, the Guarantors, the Trustee and, where appropriate, the Principal Paying Agent.  All references in this Agreement to a Paying Agent shall be deemed to be reference to such corporation and, by virtue of a transfer by novation, such successor shall acquire and become subject to the same rights and obligations under this Agreement as such Paying Agent as if the successor had entered into this Agreement on the date hereof.

22.                               MEETINGS OF NOTEHOLDERS

22.1                        The provisions of the Third Schedule to the Trust Deed shall apply to meetings of the Noteholders and shall have effect in the same manner as if set out in this Agreement.

22.2                        Without prejudice to subclause 22.1, each of the Paying Agents shall, on the request of any holder of Notes, issue Voting Certificates and Block Voting Instructions together, if so required by the Trustee, with reasonable proof satisfactory to the Trustee of their due execution on behalf of the Paying Agent under the provisions of the Third Schedule to the Trust Deed and shall forthwith give notice to the Issuer and the Trustee of any revocation or amendment of a Voting Certificate or Block Voting Instruction.  Each Paying Agent shall keep a full and complete record of all Voting Certificates and Block Voting Instructions issued by it and shall, not less than 24 hours before the time appointed for holding any meeting or adjourned meeting, deposit at such place as the Trustee shall designate or approve full particulars of all Voting Certificates and Block Voting Instructions issued by it in respect of any meeting or adjourned meeting.

23.                               DEFINITIONS

As used herein:

(a)                                 the expression Trustee means and includes any trustee or trustees of the Trust Deed;

(b)                                 the expressions Principal Paying Agent and Paying Agents mean and include each Principal Paying Agent and Paying Agent from time to time appointed to exercise the powers and undertake the duties hereby conferred and imposed upon the Principal Paying Agent and Paying Agents and notified to the Noteholders in accordance with clause 21; and

(c)                                  the expression specified office means the offices specified in clause 24 or such other specified offices as may from time to time be duly notified pursuant to that clause.

24.                               NOTICES

Any notice required to be given under this Agreement to any of the parties shall be in English and shall delivered in person, sent by pre-paid post (first class if inland, first class airmail if overseas) or by facsimile addressed to:

The Issuer:	Luxottica Group S.p.A. Via C. Cantù 2 20123 Milan Italy

	Facsimile No:	+39 02 86334094
	(Attention:	Marco Bigatti)

The Guarantors:	Luxottica U.S. Holdings Corp. 44 Harbor Park Drive Port Washington New York 11050 United States of America

	Facsimile No:	+1 516 9183002
	(Attention:	Vito Giannola)

Luxottica S.r.l. Via C. Cantù 2 20123 Milan Italy

	Facsimile No:	+39 02 86334094
	(Attention:	Marco Bigatti)

The Trustee:	BNP Paribas Trust Corporation UK Limited 55 Moorgate London EC2R 6PA United Kingdom

	Facsimile No:	+44 (0)207 595 5078
	(Attention:	(the Directors)

The Principal Paying Agents:	BNP Paribas Securities Services, Luxembourg Branch 33, rue de Gasperich Howald — Hesperange L-2085 Luxembourg

Facsimile No:	+352 26 96 97 57
(Attention:	Corporate Trust Services)

or such other address of which notice in writing has been given to the other parties to this Agreement under the provisions of this clause.

Any communication which is received after 4.00 p.m. (in the city of the addressee) on any particular day or on a day on which commercial banks and foreign exchange markets do not settle payments in the city of the addressee shall be deemed to have been received and shall take effect from 10.00 a.m. on the next following day on which commercial banks and foreign exchange markets settle payments in the city of the addressee.

25.                               TAXES AND STAMP DUTIES

The Issuer or, failing the Issuer, the Guarantors agree to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement by the Paying Agent.

26.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

27.                               DESCRIPTIVE HEADINGS

The descriptive headings in this Agreement are for convenience of reference only and shall not define or limit the provisions of this Agreement.

28.                               GOVERNING LAW AND SUBMISSION TO JURISDICTION

28.1                        The provisions of this Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

28.2                       Subject to subclause 28.4 below, the Issuer and each Guarantor irrevocably agrees for the benefit of the Paying Agents and the Trustee that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement (including any dispute relating to any non-contractual obligations arising out of or in connection with this Agreement) and accordingly submit to the exclusive jurisdiction of the English courts.

28.3                        The Issuer and each Guarantor waives any objection to the courts of England on the grounds that they are an inconvenient or inappropriate forum.

28.4                        The Paying Agents may take any suit, action or proceeding arising out of or in connection with this Agreement (together referred to as Proceedings) against the Issuer or the Guarantors in any other court of competent jurisdiction and concurrent Proceedings in any number of jurisdictions.

28.5                        The Issuer and each Guarantor irrevocably and unconditionally appoints Luxottica UK Ltd. at its registered office at 200 Hammersmith Road London W6 7DL as its agent for service of process in England in respect of any Proceedings and undertakes that in the event of it ceasing so to act it will appoint such other person as the Trustee may approve as its agent for that purpose.

28.6                        The Issuer and each Guarantor and the Paying Agents:

(a)                                 agrees to procure that, so long as any of the Notes remain liable to prescription, there shall be in force an appointment of such a person approved by the Trustee with an office in London with authority to accept service as aforesaid;

(b)                                 agrees that failure by any such person to give notice of such service of process to the Issuer or the Guarantors or the relevant Agent shall not impair the validity of such service or of any judgment based thereon; and

(c)                                  agrees that nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

29.                               AMENDMENTS

This Agreement may be amended by all of the parties, without the consent of any Noteholder or Couponholder, either:

(a)                                 for the purpose of curing any ambiguity or of curing, correcting or supplementing any manifest or proven error or any other defective provision contained in this Agreement; or

(b)                                 in any other manner which the parties may mutually deem necessary or desirable and which shall not be inconsistent with the Conditions and shall not, in the opinion of the Trustee, be materially prejudicial to the interests of the Noteholders.

30.                               THIRD PARTY RIGHTS

No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of any person which exists apart from that Act.

31.                               CONFIDENTIALITY & DATA PROTECTION

31.1                        The Principal Paying Agent, the Issuer and the Guarantors each undertake to respect and protect the confidentiality of all information acquired as a result of or pursuant to this Agreement and will not, without the other party’s prior written consent, disclose any such information to a third party, unless it is required to do so by any applicable law or regulation or is specifically authorised to do so hereunder or by any separate agreement, especially where the provision of such information is the object or party of the service to be provided by the Principal Paying Agent.

31.2                        The Issuer and the Guarantors expressly authorise the transfer of data to third parties or to the head office of the Principal Paying Agent (such as to a Paying Agent or any other person providing services to the Principal Paying Agent) if such transmission is required to allow the Principal Paying Agent to provide its services to the Issuer and the Guarantors or to satisfy legal obligations it or such third party is subject to. The Issuer and the Guarantors expressly authorise such transfer, including, to the extent relevant, any transfer to third parties established outside the European Union.

SIGNED by each of the parties (or their duly authorised representatives) on the date which appears first on page 1.

SIGNATORIES

LUXOTTICA GROUP S.p.A.

By:	/s/ Marco Bigatti

LUXOTTICA U.S. HOLDINGS CORP.

By:	/s/ Marco Bigatti

LUXOTTICA S.r.l.

By:	/s/ Marco Bigatti

BNP PARIBAS TRUST CORPORATION UK LIMITED

By:	/s/ Helen Tricard	/s/ Gary Webb

BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH

By:	/s/ Benoit Dheur	/s/ Catherine Vesvre